Exhibit 99.1

Quoin Pharmaceuticals Announces Corporate Update and Third Quarter 2025 Financial Results

-    Private Placement Financing of Up to $105.3 Million Closed in October 2025 to Fund Operations and R&D

-    Sally Lawlor Appointed CFO to Support Commercialization and Financial Operations

-    Orphan Drug Designation Awarded by FDA to QRX003 for Netherton Syndrome

-    Pediatric Netherton Clinical Program Expanded Based on Positive Long-Term Safety and Efficacy Data

-    QRX003 Pivotal Studies to Commence Enrollment in Q4 2025

-     NETHERTON NOW Awareness Campaign Videos Achieve Over 1.5 Million Views in 6 Months Since Launch.

-     Positive Peeling Skin Data and Study Expansion Plans Released

ASHBURN, Va., Nov. 06, 2025 (GLOBE NEWSWIRE) -- Quoin Pharmaceuticals Ltd. (NASDAQ: QNRX) ("Quoin" or the "Company"), a late clinical-stage specialty pharmaceutical company focused on rare and orphan diseases provided a corporate update today and announced its financial results for the third quarter ended September 30, 2025.

“The third quarter of 2025 has been a period of significant momentum and strategic advancement for Quoin Pharmaceuticals,” said Dr. Michael Myers, Chief Executive Officer of Quoin Pharmaceuticals. “We are very pleased by the continued positive clinical data emerging from our ongoing studies in Netherton Syndrome as well as the encouraging data in Peeling Skin Syndrome. The appointment of Sally Lawlor as our new Chief Financial Officer further strengthens our leadership team as we prepare for the next phase of growth and commercialization. In October, we closed a private placement financing with the potential to provide up to $105.3 million in capital. We intend to use the proceeds from the private placement financing for general corporate purposes, which may include operating expenses, research and development, including completion of clinical development of QRX003 for Netherton Syndrome and advancing clinical development of our Peeling Skin Syndrome and topical rapamycin programs, working capital, future acquisitions and general capital expenditures. Our NETHERTON NOW awareness campaign has totally shattered all expectations we had at the outset when we launched this campaign in February of this year. To date the videos released have incredibly surpassed over 1.5 million views and the campaign continues to amplify the voices of patients, families, caregivers and advocates for Netherton Syndrome.”

Corporate Highlights

Quoin continued to advance its lead clinical asset, QRX003, and recruitment into both pivotal trials for Netherton Syndrome will commence in Q4 this year. The Company also recently completed a private placement financing with the potential to raise up to $105.3 million in gross proceeds (including initial upfront funding of $16.6 million and up to an additional $88.7 million upon the potential cash exercise of accompanying warrants at the election of the investors), received $3.3 million from the exercise of warrants issued in December 2024 and made the following regulatory, clinical, and advocacy progress in the third quarter of 2025:

July 29, 2025

Provided a comprehensive portfolio update highlighting positive Peeling Skin Syndrome data, advancement of the topical rapamycin program, and strategic pipeline optimization.

August 12, 2025

Fourth NETHERTON NOW episode released featuring international patient advocate Mandy Aldwin-Easton, highlighting the daily challenges and unmet needs of those living with Netherton Syndrome.

August 18, 2025

Quoin announced the appointment of Sally Lawlor as CFO, bringing extensive financial leadership experience to support the Company’s commercialization plans.

August 21, 2025

NETHERTON NOW campaign series passed one million video views and 14 million impressions, amplifying global awareness for Netherton Syndrome.

September 9, 2025

Fifth NETHERTON NOW episode released, highlighting patient stories and the emotional and social impact of Netherton Syndrome.

Financial Highlights

Cash Position:

Quoin had approximately $5.4 million in cash, cash equivalents, and marketable securities as of September 30, 2025. The Company believes that this, together with the $16.6 million upfront funding received in the private placement which closed in October 2025 and the $3.3 million received from warrant exercises in October 2025, will support operations into 2027.

Net Loss:

For the three and nine months ended September 30, 2025, Quoin reported a net loss of approximately $3.9 million and $11.5 million, respectively, compared to a net loss of approximately $2.3 million and $6.7 million, respectively, for the same periods in 2024. The increase in net loss was primarily due to an increase in research and development expenditures in the three and nine months ended September 30, 2025 of approximately $2.3 million and $6.7 million, respectively, compared to $1.1 million and $2.6 million, respectively, for the same periods in 2024.

About Quoin Pharmaceuticals Ltd.
Quoin Pharmaceuticals Ltd. is a late clinical-stage specialty pharmaceutical company focused on developing and commercializing therapeutic products that treat rare and orphan diseases. We are committed to addressing unmet medical needs for patients, their families, communities and care teams. Quoin’s innovative pipeline comprises three products in development that collectively have the potential to target a broad number of rare and orphan indications, including Netherton Syndrome, Peeling Skin Syndrome, SAM Syndrome, Palmoplantar Keratoderma, Scleroderma, Microcystic Lymphatic Malformations, Venous Malformations, Angiofibroma and others. For more information, visit www.quoinpharma.com or LinkedIn for updates.

Cautionary Note Regarding Forward Looking Statements
The Company cautions that statements in this press release that are not descriptions of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances, such as “expect,” “intend,” “hope,” “plan,” “potential,” “anticipate,” “look forward,” “believe,” “may,” and “will,” among others. All statements that reflect the Company’s expectations, assumptions, projections, beliefs, or opinions about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements relating to: continued positive clinical data emerging from the Company’s ongoing studies in Netherton Syndrome as well as receiving encouraging data in Peeling Skin Syndrome. the appointment of Sally Lawlor as the Company’s new Chief Financial Officer further strengthening its leadership team as it prepares for the next phase of growth and commercialization, using the proceeds from the private placement financing announced in October for operating expenses, research and development, including completion of clinical development of QRX003 for Netherton Syndrome and advancing clinical development of the Company’s Peeling Skin Syndrome and topical rapamycin programs, working capital, future acquisitions and general capital expenditures, the private placement financing having the potential to provide up to $105.3 million in capital, the NETHERTON NOW awareness campaign continuing to amplify the voices of patients, families, caregivers and advocates for Netherton Syndrome, continuing to advance QRX003, commencing enrollment for both QRX003 Pivotal Studies for Netherton Syndrome in Q4 2025, the Company’s $5.4 million in cash, cash equivalents, and marketable securities as of September 30, 2025, together with the upfront funding received in the private placement and cash received from warrant exercises, supporting operations into 2027 and Quoin’s products in development collectively having the potential to target a broad number of rare and orphan indications, including Netherton Syndrome, Peeling Skin Syndrome, SAM Syndrome, Palmoplantar Keratoderma, Scleroderma, Microcystic Lymphatic Malformations, Venous Malformations, Angiofibroma and others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties including, but not limited to, the Company’s ability to deliver a safe and effective treatment for Netherton Syndrome; the Company’s ability to pursue its regulatory strategy; the Company’s ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements; the Company’s ability to complete clinical trials on time and achieve desired results and benefits as expected; the Company experiencing unanticipated or higher than expected clinical trial costs; the Company’s ability to obtain the capital necessary to fund its activities; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and in other filings the Company has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

For further information, contact:
Quoin Pharmaceuticals Ltd.
Michael Myers, Ph.D., CEO
mmyers@quoinpharma.com

Investor Contact:
PCG Advisory
Jeff Ramson
jramson@pcgadvisory.com
(646) 863-6341

Tables to follow

QUOIN PHARMACEUTICALS, LTD.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2025	2024
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$1,830,906	$3,623,343
Investments	3,581,772	10,433,535
Prepaid expenses and other current assets	602,652	869,126
Total current assets	6,015,330	14,926,004

Prepaid expenses - long term	-	300,000
Intangible assets, net	408,334	483,334
Total assets	$6,423,664	$15,709,338

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,860,719	$905,704
Accrued expenses	2,157,581	1,528,977
Accrued interest and financing expense	1,146,251	1,146,251
Due to officers - short term	600,000	600,000
Total current liabilities	5,764,551	4,180,932

Due to officers - long term	1,873,733	2,323,733
Total liabilities	$7,638,284	$6,504,665

Commitments and contingencies

Shareholders' equity (deficit):
Ordinary shares, no par value per share, 5,000,000,000 and 100,000,000 ordinary shares	$-	$-
authorized at September 30, 2025 and December 31, 2024, respectively - 20,585,830
(588,166 ADS's) ordinary shares issued and outstanding at September 30, 2025 and
8,948,164 (255,661 ADS's) ordinary shares issued and outstanding at December 31, 2024

Additional paid in capital	65,407,454	64,370,465
Accumulated deficit	(66,622,074)	(55,165,792)
Total shareholders' equity (deficit)	(1,214,620)	9,204,673

Total liabilities and shareholders' equity (deficit)	$6,423,664	$15,709,338

QUOIN PHARMACEUTICALS, LTD.

Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Operating expenses
General and administrative	$1,738,751	$1,448,382	$5,064,383	$4,570,983
Research and development	2,281,174	1,079,620	6,705,898	2,552,421

Total operating expenses	4,019,925	2,528,002	11,770,281	7,123,404

Other (income) and expenses
Unrealized gain	(9,494)	(31,729)	(3,616)	(23,043)
Realized and accrued interest income	(62,266)	(146,388)	(310,383)	(449,163)
Total other income	(71,760)	(178,117)	(313,999)	(472,206)

Net loss	$(3,948,165)	$(2,349,885)	$(11,456,282)	$(6,651,198)

Loss per ADS
Loss per ADS
Basic	$(6.71)	$(16.29)	$(19.50)	$(57.18)
Fully-diluted	$(6.71)	$(16.29)	$(19.50)	$(57.18)

Weighted average number of ADS's outstanding
Basic	588,166	144,278	587,561	116,319
Fully-diluted	588,166	144,278	587,561	116,319